Exhibit 99.1

QUARTERLY REPORT for the period ended 31 March 2018

FINANCIAL HIGHLIGHTS

-	Average net production for the quarter ended 31 March 2018 was 427 barrels of oil equivalent per day.

-	Production from the Foreman Butte acquisition decreased from the December quarter total of 49,788 barrels of oil (net production) to 34,450 barrels of oil for the March quarter. The restricted availability of capital has meant that the necessary workovers have been delayed. Weather related road restrictions means that produced oil haulage has to be curtailed and the applicable wells shut-in.

-	The Company has acquired a workover rig and this rig has been refurbished, transported to Williston and commenced its first workover in February. Since commencing operations 10 wells have been returned to a production. These workovers have added around 300 BOPD to the projects output.

-	As is expected North Dakota has experienced a cold winter and this annual weather event does interrupt production with various issues associated with the freezing of water lines, and associated production facilities such as treaters.

-	During the quarter the Company injected 5,720 barrels of water into our Rose Waterflood. While pressure data is being monitored, it is expected to be at least the first quarter of 2019 before any noticeable pressure increase is detected.

-	Production from the Foreman Butte asset also decreased due to two key wells that experienced down time during the quarter. The R Field well was down for 24 days, because the well is in a mandatory flood watch zone and the Evans well was down for 62 days because of the lack of road access to lift produced oil, however this is expected to be returned to production later this week.

Prior 12 month production by quarter:

	Q2 2017		Q3 2017		Q4 2017		Q1 2018
OIL, BO	66,015		54,580		46,305		38,134
GAS, MCF	15,125	*	8,429	*	2,637	*	2.067
BOE	68,534		55,94		46,744		38,478
BOEPD	761		623		520		427

* Does not include gas produced for which we have not yet received the revenue.

Estimated net production and revenue:

	OIL Bbls	OIL US$	GAS Mscf	GAS US$	TOTAL US$
December 2017 Quarter	46,305	2,425,596	2,637	12,148	2,437,744
March 2018 Quarter	38,134	2,190,035	2,067	5,989	2,196,024

Average commodity prices:

	OIL US$/Bbl	GAS US$/Mscf
December 2017 Quarter	$52.38	$4.60
March 2018 Quarter	$57.43	$2.90

In some cases revenue is yet to be received and is therefore an estimate.

Samson Oil & Gas Limited	Samson Oil & Gas USA
Level 16, AMP Building, 140 St Georges Terrace, Perth WA 6000	1131, 17th Street, Suite 710, Denver Colorado 80202
T: +618 9220 9830 F: +618 9220 9820 ABN: 25 009 069 005 ASX: SSN	T: +1 303 295 0344 F: +1 303 295 1961

SAMSON OIL & GAS LIMITED March 2018 Quarterly Report

LAND

PROJECT	BASIN	STATE	COUNTY	NET ACRES
Hawk Springs	DJ	Wyoming	Goshen	40
Roosevelt	Williston	Montana	Roosevelt	2,230
Rainbow	Williston	North Dakota	Williams	294
Foreman Butte	Williston	North Dakota/Montana	Numerous	51,305

PROJECTS

Rainbow Field: Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Gladys 1-20H

Samson 23% Working Interest

Kraken Operating, LLC, the operator of the Gladys 1-20H well, has been producing this well at an average rate of 44 BOPD and 52 MCFPD during the quarter. There are 6 additional Bakken/Three Forks drilling locations on this 1280 acre lease.

Foreman Butte Project: McKenzie & Williams Counties, North Dakota and Richland, Roosevelt, Sheridan Counties, Montana

Mississippian Madison Formation, Williston Basin

Samson 87% Operated Average Working Interest

Samson averaged a gross 520 BOPD from its operated wells in the Foreman Butte Project this quarter. The production is down from the previous quarter, largely due to seasonal factors. Well recompletions and optimizations have resumed this quarter which utilizes the company’s workover rig that will allow Samson to restore production from its shut-in wells.

The Home Run Field (also known as the Foreman Butte Field) is the largest areal oil field in Samson’s portfolio. It was developed on a 640 acre spacing pattern and our engineering and geologic analyses have determined that only 3.2% of the original oil in place has been recovered to date. Given that oil fields can recover up to 20% of their oil in place, there would appear to be significant un-developed oil to be recovered from this field.

Accordingly, Samson is planning to drill its first development well this quarter. The first lateral will test the Ratcliffe Formation of the Mississippian Madison Group. Currently 26 Ratcliffe PUD (“proved undeveloped drilling”) locations have been identified. The second lateral will test an undeveloped reservoir in the Mission Canyon Formation of the Mississippian Madison Group. This lateral could prove up a new oil field with the potential for many additional well locations (up to 20 vertical wells or 8 drill-out laterals). A 3,500 acre 4-way structural closure has been mapped from an abundance of existing well control in the area. In 2004, the Banks 1-18H well was planned to be drilled as a dual lateral in both the Ratcliffe and Mission Canyon reservoirs. The Mission Canyon lateral produced hundreds of barrels of oil while the lateral was being drilled. However, the well was completed as just a single lateral in the Ratcliffe zone due to the operator being unable to remove a stuck whipstock that was set above the Mission Canyon lateral in order to drill the Ratcliffe lateral. This stuck whipstock prevented the completion of the Mission Canyon lateral.

The total PUD count in the entire Foreman Butte project is 61 wells, plus an additional 20 probable locations. Samson is currently in the process of seeking a buyer or raising the necessary equity to help fund the drilling of these PUDs and probable drilling locations.

SAMSON OIL & GAS LIMITED March 2018 Quarterly Report

LIQUIDITY

Sources of cash for the next quarter are as follows:

US$(’000’s)
Current cash on hand	973
Cash receipts from March quarter oil and gas sales*	746
TOTAL	1,719

* Estimate based on realized March quarter production and $56 oil price (indicative of estimated oil pricing), allowing for a one month delay between production and cash receipt.

FINANCIAL

Mutual of Omaha Credit Facility

Samson is continuing to work on refinancing the facility through a non bank lender or accepting an offer for the purchase of all or some of Samson’s interest in the Foreman Butte project area. While the Forbearance Agreement has expired, Mutual of Omaha Bank have yet to take action against Samson with respect to the credit facility.

Foreign Exchange Rates

The closing A$:US$ exchange rate on 31 March 18 was $0.76 The average A$:US$ exchange rate for the quarter was $0.78.

The Company’s cash position at 31 March 2018 was as follows:

US$(‘000’s)
Cash at bank on deposit	973

Hedging

Product	Start Date	End Date	Volume (BO/Mmbtu)	Floor $	Ceiling $
WTI	1 Jan 2018	30 Apr 2018	3,761	41.50	63.00
WTI	1 May 2018	31 Dec 2018	107,800	45.00	56.00
Henry Hub	1 May 2018	31 Dec 2018	80,850	2.65	2.90

As at 31 March 2018, the value of Samson’s hedging program was ($1.3 million). At 22 April 2018, the value of Samson’s hedging program was also approximately ($1.4 million).

For and on behalf of the Board of SAMSON OIL & GAS LIMITED	For further information please contact Denis Rakich, Director/Company Secretary, on 08 9220 9882

TERRY BARR Managing Director	Information contained in this report relating to hydrocarbon reserves was compiled by the Managing Director of Samson Oil & Gas Ltd., T M Barr a Geologist who holds an Associateship in Applied Geology and is a fellow of the Australian Institute of Mining and Metallurgy who has 30 years relevant experience in the oil & gas industry.

27 April 2018

SAMSON OIL & GAS LIMITED March 2018 Quarterly Report

Rule 5.3

Appendix 5B

Mining exploration entity and oil and gas exploration entity quarterly report

Introduced 01/07/96 Origin Appendix 8 Amended 01/07/97, 01/07/98, 30/09/01, 01/06/10, 17/12/10, 01/05/13, 01/09/16

Name of entity
Samson Oil and Gas Limited
ABN	Quarter ended (“current quarter”)
25 009 069 005	31 March 2018

Consolidated statement of cash flows		Current quarter $US’000		Year to date (9 months) $US’000
1.	Cash flows from operating activities	2,405		8,504
1.1	Receipts from customers
1.2	Payments for	(14)		(25)
	(a) exploration & evaluation
	(b) development	(157)		(472)
	(c) production	(269)		(3,425)
	(d) staff costs	(302)		(1,184)
	(e) administration and corporate costs	(740)		(1,388)
1.3	Dividends received (see note 3)	-		-
1.4	Interest received	-		-
1.5	Interest and other costs of finance paid	(297)		(951)
1.6	Income taxes paid	-		-
1.7	Research and development refunds	-		-
1.8	Other (provide details if material) Hedging Abandonment costs	(394 (126	) )	(1,013 (126	) )
1.9	Net cash from / (used in) operating activities	106		(80)

2.	Cash flows from investing activities
2.1	Payments to acquire:
	(a) property, plant and equipment	(24)	(28)
	(b) tenements (see item 10)	-	-
	(c) investments	-	-
	(d) other non-current assets	-	-
2.2	Proceeds from the disposal of:	-	-
(a) property, plant and equipment
	(b) tenements (see item 10)	-	-
	(c) investments	-	-
	(d) other non-current assets	-	-
2.3	Cash flows from loans to other entities	-	-
2.4	Dividends received (see note 3)	-	-
2.5	Other (provide details if material)	-	-
2.6	Net cash from / (used in) investing activities	(24)	(28)

SAMSON OIL & GAS LIMITED March 2018 Quarterly Report

3.	Cash flows from financing activities
3.1	Proceeds from issues of shares	-	-
3.2	Proceeds from issue of convertible notes	-	-
3.3	Proceeds from exercise of share options	-	-
3.4	Transaction costs related to issues of shares, convertible notes or options	-	-
3.5	Proceeds from borrowings	-	450
3.6	Repayment of borrowings	-	-
3.7	Transaction costs related to loans and borrowings
3.8	Dividends paid	-	-
3.9	Other (provide details if material)	-	-
3.10	Net cash from / (used in) financing activities	-	450

4.	Net increase / (decrease) in cash and cash equivalents for the period
4.1	Cash and cash equivalents at beginning of period	897	645
4.2	Net cash from / (used in) operating activities (item 1.9 above)	106	80
4.3	Net cash from / (used in) investing activities (item 2.6 above)	(24)	(28)
4.4	Net cash from / (used in) financing activities (item 3.10 above)	-	450
4.5	Effect of movement in exchange rates on cash held	(6)	(14)
4.6	Cash and cash equivalents at end of period	973	973

5.	Reconciliation of cash and cash equivalents at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts	Current quarter $US’000	Previous quarter $US’000
5.1	Bank balances	973	897
5.2	Call deposits	-	-
5.3	Bank overdrafts	-	-
5.4	Other (provide details)	-	-
5.5	Cash and cash equivalents at end of quarter (should equal item 4.6 above)	973	897

6.	Payments to directors of the entity and their associates	Current quarter $US'000
6.1	Aggregate amount of payments to these parties included in item 1.2	120
6.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
6.3	Include below any explanation necessary to understand the transactions included in items 6.1 and 6.2
Salary and Directors Fees

7.	Payments to related entities of the entity and their associates	Current quarter $US'000
7.1	Aggregate amount of payments to these parties included in item 1.2	-
7.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
7.3	Include below any explanation necessary to understand the transactions included in items 7.1 and 7.2

SAMSON OIL & GAS LIMITED March 2018 Quarterly Report

8.	Financing facilities available Add notes as necessary for an understanding of the position	Total facility amount at quarter end $US’000	Amount drawn at quarter end $US’000
8.1	Loan facilities	24,000	23,902
8.2	Credit standby arrangements	-	-
8.3	Other (please specify)	-	-
8.4	Include below a description of each facility above, including the lender, interest rate and whether it is secured or unsecured. If any additional facilities have been entered into or are proposed to be entered into after quarter end, include details of those facilities as well.
Mutual of Omaha Bank credit facility - $23.9m. The interest rate is 5.25% on the reserve based lending facility and the interest rate is 6.5% on the term loan with a balance of $4.0 million. Both loans mature October 2018 and are fully secured against Samson’s oil and gas assets.

9.	Estimated cash outflows for next quarter	$US’000
9.1	Exploration and evaluation	-
9.2	Development	-
9.3	Production	1,000
9.4	Staff costs	450
9.5	Administration and corporate costs	600
9.6	Other (provide details if material)	-
9.7	Total estimated cash outflows	2,050

10.	Changes in tenements (items 2.1(b) and 2.2(b) above)	Tenement reference and location	Nature of interest	Interest at beginning of quarter	Interest at end of quarter
10.1	Interests in mining tenements and petroleum tenements lapsed, relinquished or reduced
10.2	Interests in mining tenements and petroleum tenements acquired or increased

SAMSON OIL & GAS LIMITED March 2018 Quarterly Report

Compliance statement

1	This statement has been prepared in accordance with accounting standards and policies which comply with Listing Rule 19.11A.
2	This statement gives a true and fair view of the matters disclosed.

Sign here:		Date: 27 April 2018
(Director/Company secretary)

Print name:	DENIS RAKICH

Notes

1.	The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity that wishes to disclose additional information is encouraged to do so, in a note or notes included in or attached to this report.

2.	If this quarterly report has been prepared in accordance with Australian Accounting Standards, the definitions in, and provisions of, AASB 6: Exploration for and Evaluation of Mineral Resources and AASB 107: Statement of Cash Flows apply to this report. If this quarterly report has been prepared in accordance with other accounting standards agreed by ASX pursuant to Listing Rule 19.11A, the corresponding equivalent standards apply to this report.

3.	Dividends received may be classified either as cash flows from operating activities or cash flows from investing activities, depending on the accounting policy of the entity.

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